EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP
Houston | London | Los Angeles | New York | Northern Virginia | Orange County | Sacramento | San Diego | San Diego North County | San Francisco | Shanghai | Silicon Valley | Tokyo | Washington, DC

November 16, 2012

Opexa Therapeutics, Inc.
2635 Technology Forest Blvd.
The Woodlands, Texas  77381

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the issuance and sale of 12,938,305 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by certain shareholders of the Company pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the offer and sale of the Shares (the “Prospectus”).  The Shares are issuable upon (i) conversion of the Company’s 12% convertible secured promissory notes (the “Notes”) into shares of Series A convertible preferred stock, which are ultimately converted into common stock, (ii) payment of accrued interest on the Notes in shares of common stock and (iii) exercise of the Company’s Series I warrants to purchase shares of common stock.

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the Texas Corporation Law of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP